Exhibit 99.1

Analyst Contact:

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Announces Appointment of Eric Carlson

CHICAGO, September 21, 2016 (GLOBE NEWSWIRE)—Inteliquent, Inc. (NASDAQ:IQNT), the nation’s premier voice and messaging interconnection partner for communications service providers of all types, announced today that its Board of Directors has appointed Eric Carlson as its interim Principal Financial Officer and interim Principal Accounting Officer effective on September 24, 2016. Inteliquent is currently identifying a candidate to serve as the company’s Chief Financial Officer on a permanent basis.

Mr. Carlson, 54, joined Inteliquent in May 2004 and has served as Controller since that time. In addition, Mr. Carlson previously served as the company’s interim Principal Financial Officer and interim Principal Accounting Officer from August 2013 to January 2014. Mr. Carlson holds a Bachelor of Science in Accounting from Eastern Illinois University and a Master of Business Administration in Finance from Northern Illinois University. Mr. Carlson is a certified public accountant and a member of AICPA and the Illinois CPA Society.

“Eric has played an integral role in leading and strengthening our finance and accounting functions for more than a decade”, said Matt Carter, Inteliquent’s President and Chief Executive Officer. “He has previously served in this capacity as the Inteliquent’s interim Principal Financial Officer and we are supremely confident in his ability to maintain the positive momentum to transform our business into the next-generation space while we conduct our search.”

On September 19, 2016, Inteliquent announced the resignation of Kurt J. Abkemeier as its Chief Financial Officer and Executive Vice President.

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types. As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 19 billion minutes of traffic per month. With the recent launch of its Omni IQsm solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers. Please visit Inteliquent’s website at WWW.INTELIQUENT.COM and follow us on Twitter @Inteliquent.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: our ability to identify and successfully attract a highly qualified successor to our Chief Financial Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Financial Officer transition process; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2015, as such Risk Factors have been updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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